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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2009

DEEP WELL OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	0-24012	13-3087510
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

Suite 700, 10150 – 100 Street, Edmonton, Alberta, Canada	T5J 0P6
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (780) 409-8144

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 14, 2009 and effective September 1, 2009, Deep Well Oil & Gas, Inc. (hereinafter the “Company”) and Tamm Oil and Gas Corp. (hereinafter “TAMM”), Garry Tighe, William Tighe, Sean Dickenson, John Muzzin, Guido Hilekes, Peter Schriber, Olaf Herr, Arthur Sulzer, LB (Swiss) Private Bank, Ltd. and Rahn & Bodmer Co. (collectively, the “TAMM Parties”) entered into a full settlement and release with all of the defendants in Deep Well Oil & Gas, Inc. v. Tamm Oil & Gas Corp., et. al. (D. Nev., Case No. 3:08-cv-00173-ECR-RAM) in the United States District Court, District of Nevada. The settlement provides that the Company will be granted an option (the “Option”) to purchase Tamm’s interest in the Royalty Agreement between Mikwec Energy Canada, Ltd. and Nearshore Petroleum Corporation, dated December 12, 2003 (hereinafter the “Royalty Agreement”). The Option price shall be determined by an independent appraisal of the fair market value of Tamm’s interest in the Royalty Agreement, and shall reflect a $400,000 reduction from the determined fair market value. Further, if the Company decides to exercise this Option they can pay for part of the Option by way of a promissory note, the terms of which will be determined. The settlement also provides that for the term of the promissory note Tamm may designate a director to the Company’s board of directors, and that Tamm’s designee shall thereafter be included on the Company’s slate of director nominees for any stockholder election of directors, until such time as the Company repays the debt it owes on the promissory note related to the Option. A Stipulated Judgment of Dismissal of the case was filed on September 15, 2009 and entered by the court on the same day.

Item 5.02	Departure of Directors or Principal Executive Officer; Election of Directors; Appointment of Principal Officers.

As part of the above settlement, the board of directors of the Company added Mr. Donald W. Hryhor to the board of directors effective September 16, 2009.

Item 9.01    Financial Statements and Exhibits.

 (d)  Exhibits to subject matter reported on this Form 8-K

Exhibit No.	Description

10.1	Settlement Agreement effective September 1, 2009 by and among Deep Well Oil & Gas, Inc. and Tamm Oil & Gas Corp. et al.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEEP WELL OIL & GAS, INC.

Date: September 17, 2009	By:	/s/ Dr. Horst A. Schmid
Dr. Horst A. Schmid
Chairman and CEO